                                 Exhibit 99.1








                         WESTERN BANCORP 401(K) PLAN

              Financial Statements and Supplemental Schedules

                             December 31, 1998

                (With Independent Auditors' Report Thereon)

                        WESTERN BANCORP 401(K) PLAN


                             TABLE OF CONTENTS

                                                                      PAGE


Independent Auditors' Report                                            1

Statement of Net Assets Available for Plan Benefits -
    December 31, 1998                                                   2

Statement of Changes in Net Assets Available for Plan Benefits -
    Year ended December 31, 1998                                        3

Notes to Financial Statements                                           4

SCHEDULES

1  Line 27a - Schedule of Assets Held for Investment Purposes -
       December 31, 1998                                                8

2  Line 27d - Schedule of Reportable Transactions -
       Year ended December 31, 1998                                     9

All other schedules are omitted because they are not required or are not applicable based on disclosure requirements of the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.

                         INDEPENDENT AUDITORS' REPORT

The Administrative Committee and Participants
Western Bancorp 401(k) Plan:

We have audited the accompanying statement of net assets available for Plan benefits of the Western Bancorp 401(k) Plan (the Plan) as of December 31, 1998 and the related statement of changes in net assets available for Plan benefits for the year then ended. These financial statements are the responsibility of the Plans' management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for Plan benefits of the Plan as of December 31, 1998 and the changes in net assets available for Plan benefits for the year then ended in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes as of December 31, 1998 and the schedule of reportable transactions for the year then ended are presented for purposes of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. The supplemental schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.



June 25, 1999                                             KPMG LLP
Los Angeles, California
                                       1

                          WESTERN BANCORP 401(K) PLAN
              Statement of Net Assets Available for Plan Benefits
                               December 31, 1998

                                                                 1998
                                                             -----------
Cash                                                         $       242
Investments, at fair value (note 3)                            9,621,816

Employee contribution receivable                                  51,292

Employer matching contribution receivable                        439,676
                                                             -----------
            Net assets available for Plan benefits           $10,113,026
                                                             ===========

See accompanying notes to financial statements.

                          WESTERN BANCORP 401(K) PLAN
          Statement of Changes in Net Assets Available for Plan Benefits
                          Year ended December 31, 1998



                                                               FIRST AMERICAN      FIRST AMERICAN      FIRST AMERICAN
                                                              PRIME OBLIGATION      FIXED INCOME       LARGE CAP VALUE
                                                                     FUND               FUND                FUND
                                                              ----------------     --------------      --------------
Investment income:
     Net realized and unrealized (depreciation)
      appreciation in fair value of investments                  $   (7,172)            (6,504)            (209,313)
     Interest and dividends                                          64,430             27,097              216,320
                                                                 ----------            -------            ---------
                 Net investment income                               57,258             20,593                7,007

Employee contributions                                              224,445            103,184              289,375
Employer matching contributions                                          --                 --                   --
                                                                 ----------            -------            ---------
                                                                    224,445            103,184              289,375
Transfers from prior funds/interfund transfers (note 1)           1,934,093            453,051            1,145,921
Loan transactions                                                        --                 --                   --
Rollovers                                                            99,714              3,496               14,134
                                                                 ----------            -------            ---------
                                                                  2,033,807            456,547            1,160,055
Benefits paid to employees                                          483,448              4,324               61,796
                                                                 ----------            -------            ---------
                                                                    483,448              4,324               61,796

                 Net increase in Plan assets                      1,832,062            576,000            1,394,641

Net assets at beginning of year                                          --                 --                   --
                                                                 ----------            -------            ---------
Net assets at end of year                                        $1,832,062            576,000            1,394,641
                                                                 ==========            =======            =========

                                                             FIRST AMERICAN
                                                             MID CAP VALUE      JANUS MERCURY      JANUS WORLDWIDE
                                                                  FUND               FUND                FUND
                                                             --------------     -------------      ---------------
Investment income:
     Net realized and unrealized (depreciation)
       appreciation in fair value of investments                 $(366,060)          151,777           11,857
     Interest and dividends                                        165,740           102,631            8,887
                                                                 ---------         ---------          -------
                 Net investment income                            (200,320)          254,408           20,744

Employee contributions                                             246,772           183,008          134,885
Employer matching contributions                                         --                --               --
                                                                 ---------         ---------          -------
                                                                   246,772           183,008          134,885
Transfers from prior funds/interfund transfers (note 1)            805,287           836,967          611,610
Loan transactions                                                       --                --               --
Rollovers                                                           13,924             7,017           13,949
                                                                 ---------         ---------          -------
                                                                   819,211           843,984          625,559
Benefits paid to employees                                          59,641            77,612           18,486
                                                                 ---------         ---------          -------
                                                                    59,641            77,612           18,486

                 Net increase in Plan assets                       806,022         1,203,788          762,702

Net assets at beginning of year                                         --                --               --
                                                                 ---------         ---------          -------
Net assets at end of year                                        $ 806,022         1,203,788          762,702
                                                                 =========         =========          =======

                                                             WESTERN BANCORP     PARTICIPANT
                                                                STOCK FUND          LOANS       CASH
                                                             ---------------     -----------   ------
Investment income:
     Net realized and unrealized (depreciation)
       appreciation in fair value of investments                 (826,558)              --        --
     Interest and dividends                                        17,046           31,269         3
                                                                ---------          -------       ---
                 Net investment income                           (809,512)          31,269         3

Employee contributions                                            225,748               --        --
Employer matching contributions                                        --               --        --
                                                                ---------          -------       ---
                                                                  225,748               --        --
Transfers from prior funds/interfund transfers (note 1)         3,350,261          278,314       242
Loan transactions                                                      --          199,666
Rollovers                                                           7,078               --
                                                                ---------          -------       ---
                                                                3,357,339          477,980       242
Benefits paid to employees                                        236,223               --         3
                                                                ---------          -------       ---
                                                                  236,223               --         3

                 Net increase in Plan assets                    2,537,352          509,249       242

Net assets at beginning of year                                        --               --        --
                                                                ---------          -------       ---
Net assets at end of year                                       2,537,352          509,249       242
                                                                =========          =======       ===

                                                             CONVERSION   CONTRIBUTION
                                                                FUND       RECEIVABLE         TOTAL
                                                            ------------- ------------    -----------
Investment income:
     Net realized and unrealized (depreciation)
       appreciation in fair value of investments            $       --            --      (1,251,973)
     Interest and dividends                                    121,518                       754,941
                                                            ----------       -------      ----------
                 Net investment income                         121,518            --        (497,032)

Employee contributions                                              --        51,292       1,458,709
Employer matching contributions                                     --       439,676         439,676
                                                            ----------       -------      ----------
                                                                    --       490,968       1,898,385
Transfers from prior funds/interfund transfers (note 1)        (88,518)           --       9,327,228
Loan transactions                                                   --            --         199,666
Rollovers                                                           --            --         159,312
                                                            ----------       -------      ----------
                                                               (88,518)           --       9,686,206
Benefits paid to employees                                      33,000            --         974,533
                                                            ----------       -------      ----------
                                                                33,000            --         974,533

                 Net increase in Plan assets                       --        490,968      10,113,026

Net assets at beginning of year                                    --             --              --
                                                            ----------       -------      ----------
Net assets at end of year                                   $      --        490,968      10,113,026
                                                            ==========       =======      ==========


See accompanying notes to financial statements.

(1)  DESCRIPTION OF THE PLAN

     Western Bank, Southern California Bank, National Bank of Southern California, and Santa Monica Bank were acquired by Western Bancorp
     (the Company) on various dates. Western Bancorp's Board of Directors approved the merger of the Western Bank 401(k) Profit Sharing Plan, the Southern California Bank Employee Retirement Plan, and the National Bank of Southern California 401(k) Plan into a single plan, effective as of December 31, 1997, to be known as the Western Bancorp 401(k) plan (the "Plan"). The Santa Monica Bank 401(k) Plan and Santa Monica Bank Profit Sharing Plan merged into the Plan effective May 1, 1998. The following description of the Plan is provided for general information purposes only. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

     (a)  GENERAL

          The Plan, as amended, is a single-employer defined contribution plan covering all employees of Western Bancorp. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

     (b)  CONTRIBUTIONS

          Participants are entitled to contribute, on a tax-deferred-salary-reduction basis, from 1% to 20% of their annual compensation (limited to $10,000 in 1998). Discretionary matching contributions may be made by the Company at the option of the Company's Board of Directors. For the 1998 Plan year, the Company matched 50% of the first 6% of participant contributions on the last day of the Plan year. In addition to the discretionary matching contributions, the Company may make discretionary profit sharing contributions. The Company made no discretionary profit sharing contributions in 1998.

     (c)  PARTICIPANT ACCOUNTS

          Each participant's account is credited with the participant's contribution, the Company's discretionary matching and profit sharing contributions, if any, and allocation of Plan earnings. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.

          Participants currently direct the investments of their accounts among the following investment options:

          - First American Prime Obligation Fund - This fund is invested in very short-term debt issued by the U.S. government, banks, and corporations.

          - First American Fixed Income Fund - This fund is invested in high quality investment grade debt securities including government, corporate, mortgage-backed, and asset-backed securities.

          - First American Large Cap Value Fund - This fund is invested in a broadly diversified portfolio of equities of companies with market capitalization of at least $500 million.

          - First American Mid Cap Value Fund - This fund is invested in securities believed to be undervalued and/or temporarily unpopular, which offer the potential for capital appreciation because of factors such as changes in the company or industry in which the company operates, changes in management or management goals, or possible mergers or acquisitions.

          - Janus Mercury Fund - This fund is invested in primarily common stocks of companies of any size, which may include larger well-established issuers and smaller emerging growth companies.

          - Janus Worldwide Fund - This fund is invested in companies on a worldwide basis, regardless of country of organization or place of principal business activity.

          - Western Bancorp Stock Fund - This fund is invested in primarily stock of Western Bancorp. At least 80% of the fund is typically invested in stock with the remaining approximately 20% in a cash equivalent investment vehicle.

     (d)  PARTICIPANT LOANS

          Participants may receive loans from their accounts up to a maximum of the lesser of (a) 50% of the individual participant's vested account balance or (b) $50,000 reduced by the highest outstanding loan balance during the 12 months. The minimum loan amount is set at $1,000. The terms of the loans cannot exceed five years and are repayable by payroll deduction.

     (e)  VESTING

          Participants are 100% vested in their own employee contributions plus the actual earnings thereon. Vesting in the Company discretionary matching or profit sharing contributions is determined by the length of employee service as follows:

             YEARS OF SERVICE              VESTED PERCENTAGE
             ----------------              -----------------
             Less than 2 years                    0%
             2                                   25%
             3                                   50%
             4                                   75%
             5 or more                          100%


          In the event of attainment of the normal retirement date, upon disability or death, a participant is entitled (or the beneficiary shall be entitled in the event of death) to receive 100% of the amount contributed by the Company.

     (f)  FORFEITURES

          Upon termination of a participant's employment, the nonvested portions of Company discretionary matching and profit sharing contributions (if any) and earnings thereon are forfeited. Such forfeitures are first used to reduce Plan expenses. Any excess is used to reduce future Company discretionary or profit sharing contributions.

     (g)  PAYMENT OF BENEFITS

          On termination of service due to death, disability or retirement, the entire balance in a participant's deferral account and the vested balance in the Company discretionary matching and profit sharing contributions may be distributed to the participant, rolled over into another qualified plan, or left in the Plan.

          In-service distributions are allowed upon experiencing a financial hardship as defined by the Internal Revenue Code or after attainment of age 59-1/2. Such withdrawals are subject to applicable excise and income taxes, and may only be made with the approval of the Plan Administrator.

     (h)  ADMINISTRATIVE EXPENSES

          All Plan administrative expenses are paid by the Company.

     (i)  TERMINATION

          The Company may at any time discontinue contributions under the Plan, terminate the Plan, or merge it or consolidate it with another plan. Upon such discontinuance or termination, participants would become 100% vested.

     (j)  SUBSEQUENT EVENT

          On May 19, 1999, Western Bancorp signed a definitive agreement to be acquired by U.S. Bancorp. Management intends to merge the Plan into the U.S. Bancorp 401(k) Savings Plan. The participant current balance will automatically roll into the U.S. Bancorp 401(k) Savings Plan.

     (k)  USE OF ESTIMATES

          Management has made certain estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in accordance with generally accepted accounting principles. Actual results could differ from these estimates.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a)  BASIS OF ACCOUNTING

          The financial statements of the Plan have been prepared on the accrual basis of accounting.

     (b)  LOANS

          Loans are carried at their outstanding balance amount, which approximates fair market value.

     (c)  INVESTMENTS

          Investments held in money market accounts are stated at cost, which approximates fair value. Investments in mutual funds and common stock are stated at fair value as determined by quoted market prices.

          Investment transactions are recognized and recorded on the trade date (the date the order to buy or sell is executed). Interest income is recorded as earned and dividend income is recorded on the ex-dividend date.

          Net appreciation (depreciation) in the fair value of investments includes both realized and unrealized gains and losses in addition to dividends paid on investments in mutual funds which are reinvested in the form of additional mutual fund shares.

(3)  INVESTMENTS

     Investments at fair value all of which exceed 5% consist of the following at December 31, 1998:

                                                       1998
                                                    ----------
       Mutual funds:                                $
         First American Prime Obligation Fund          832,062
         First American Fixed Income Fund              576,000
         First American Large Cap Value Fund         1,394,641
         First American Mid Cap Value Fund             806,022
         Janus Mercury Fund                          1,203,788
         Janus Worldwide Fund                          762,702
         Western Bancorp Stock Fund                  2,537,352

       Participant loans                               509,249
                                                    ----------
                                                    $9,621,816
                                                    ==========

(4)  INCOME TAXES

     Western Bancorp has not submitted a request for a determination letter on the qualified status of the Plan. The Company is awaiting an opinion letter from the Internal Revenue Service regarding its prototype nonstandardized plan. The Company believes that the Plan meets the applicable requirements of the Internal Revenue Code.

                                                                      SCHEDULE 1
                           WESTERN BANCORP 401(k) PLAN
           Line 27a - Schedule of Assets Held for Investment Purposes
                                December 31, 1998


                                                     DESCRIPTION OF INVESTMENT,
                                                      INCLUDING MATURITY DATE,
      IDENTITY OF ISSUER, BORROWER, LESSOR,       RATE OF INTEREST, COLLATERAL, PAR
                OR SIMILAR PARTY                          OR MATURITY VALUE                     COST        CURRENT VALUE
----------------------------------------------- -----------------------------------------  --------------   ---------------
First American Prime Obligations Fund            Mutual fund                                $  1,832,062      1,832,062
First American Fixed Income Fund                 Mutual fund                                     571,148        576,000
First American Large Cap Value Fund              Mutual fund                                   1,588,594      1,394,641
First American Mid Cap Value Fund                Mutual fund                                   1,139,599        806,022
Janus Mercury Fund                               Mutual fund                                   1,050,245      1,203,788
Janus Worldwide Fund                             Mutual fund                                     729,599        762,702
Western Bancorp Stock Fund                       Common stock                                  3,138,461      2,537,352
Loans to participants*                           Interest rates range from 7.75%
                                                  to 11.50%                                           --        509,249
                                                                                           ==============   ===============

*Party in interest.

                                                                     SCHEDULE 2
                           WESTERN BANCORP 401(k) PLAN
                 Line 27d - Schedule of Reportable Transactions
                          Year ended December 31, 1998

                                                                                                        CURRENT VALUE
                                                                               EXPENSES                  OF ASSET ON
                                     DESCRIPTION     PURCHASE     SELLING   INCURRED WITH    COST OF     TRANSACTION       NET
  IDENTITY OF PARTY INVOLVED          OF ASSET         PRICE       PRICE     TRANSACTION      ASSET          DATE      GAIN/(LOSS)
---------------------------------   --------------  ----------   ---------  -------------  -----------  -------------  -----------
First American Prime Obligation      Mutual fund   $       --    1,312,830           --     1,312,830      1,312,830            --
First American Prime Obligation      Mutual fund    3,144,892           --           --     3,144,892      3,144,892            --
First American Fixed Income Fund     Mutual fund           --      191,936           --       191,304        191,936           632
First American Fixed Income Fund     Mutual fund      762,452           --           --       762,452        762,452            --
First American Large Cap Value Fund  Mutual fund           --      329,843           --       359,584        329,843      (29,741)
First American Large Cap Value Fund  Mutual fund    1,948,178           --           --     1,948,178      1,948,178            --
First American Mid Cap Value Fund    Mutual fund           --      343,429           --       383,583        343,429      (40,154)
First American Mid Cap Value Fund    Mutual fund    1,523,182           --           --     1,523,182      1,523,182            --
Janus Mercury Fund                   Mutual fund           --      312,107           --       317,189        312,107       (5,082)
Janus Mercury Fund                   Mutual fund    1,367,433           --           --     1,367,433      1,367,433            --
Janus Worldwide Fund                 Mutual fund           --      105,870           --       113,384        105,870       (7,514)
Janus Worldwide Fund                 Mutual fund      842,984           --           --       842,984        842,984            --
Western Bancorp Stock Fund           Common stock          --    1,408,237           --     1,428,614      1,408,237      (20,377)
Western Bancorp Stock Fund           Common stock   3,522,844           --           --     3,522,844      3,522,844            --
                                                   ==========   ==========  =============  ===========  =============   ==========


See accompanying independent auditors' report.